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                                                                   EXHIBIT 10.17


                          EXECUTIVE SEVERANCE AGREEMENT


         This EXECUTIVE SEVERANCE AGREEMENT ("Agreement") has been executed as of the 8th day of November, 1999 between DONALD H. NONNENKAMP ("Executive") and LaBARGE, INC., a Delaware corporation (the "Company").

       WHEREAS, Executive is the Vice President and Chief Financial Officer of the Company; and

       WHEREAS, the Company is willing, subject to the terms of this Agreement, to provide certain benefits to the Executive in the event of termination of his employment following a Change of Control (as defined below);

       THEREFORE, the parties agree as follows:

       1. Certain Definitions. For purposes of this Agreement the following words shall have the following meanings:

              (a)    "Board" shall mean the Board of Directors of the Company.

              (b)    "Change of Control" shall mean:

                     (i) The purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding, for this purpose, (i) the Company or its subsidiaries, (ii) any employee benefit plan of the Company or its subsidiaries or (iii) Pierre L. LaBarge, Jr., Craig E. LaBarge or the spouse or lineal descendants of Craig E. LaBarge), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either the then-


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              outstanding shares of common stock of the Company or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors; or

                     (ii) When individuals who, as of the date hereof, constitute the Board of Directors of the Company (the "Board" and, as of the date hereof, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person who becomes a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this section, considered as though such person were a member of the Incumbent Board; or

                     (iii) Approval by the stockholders of the Company of (a) a reorganization, merger or consolidation, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of, respectively, the common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated corporation's then-outstanding voting securities, or (b) a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.


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         Notwithstanding the foregoing, an isolated sale, spin-off, joint venture or other business combination by the Company, which involves one or more divisions or subsidiaries of the Company and is approved by a majority vote of the incumbent Board, shall not be deemed to be a Change of Control.

              (c) "Code"shall mean the Internal Revenue Code of 1986, as amended.

              (d) "Effective Date" shall mean the first date on which a Change of Control occurs, or such earlier date as the Human Resources Committee of the Board may determine with respect to the Executive. Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Company is terminated and if such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to affect a Change of Control, or
         (ii) otherwise arose in connection with, or in anticipation of, a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

              (e) "Employment Period" shall mean the period commencing on the Effective Date and ending on the first anniversary of such date.

              (f)    "Fiscal Year" shall mean the fiscal year of the Company.

         2.   Terms of Employment.

              (a)    Location and Duties.

                     (i) The Company shall keep the Executive in its employ for the Employment Period. During the Employment Period, the Executive's services shall be required to be performed at the location where the Executive was employed







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              immediately preceding the Effective Date, or at any office or location less than 50 miles from such location.

                     (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive will be expected to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive, to use the Executive's reasonable beat efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to
              (A) serve on corporate, civic or charitable boards or committees,
              (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long an such activities do not significantly interfere with the performance of the Executive's assigned responsibilities. To the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not hereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

              (b) Compensation. During the Employment Period, unless his employment is earlier terminated pursuant to Section 3, the Executive shall receive:

                     (i) Base Salary. A minimum base salary ("Base Salary"), which shall be paid at a monthly rate, in an amount not less than the annualized monthly base salary rate paid or payable to the Executive during the month immediately preceding the



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              month in which the Effective Date occurs, including any base salary which was earned but payment of which was deferred and any base salary which was paid or payable to the Executive by the Company and its affiliated companies. As used in this Agreement, the term "affiliated companies" shall include any company directly or indirectly controlled by, controlling or under common control with the Company.

                     (ii) Annual Bonus. A minimum annual bonus ("Annual Bonus") in cash, payable in accordance with past practices of the Company, calculated by multiplying the Base Salary defined in
              Section 2(b)(i) times the Average Annual Bonus Percentage. The "Average Annual Bonus Percentage" is the average of the percentages of the Executive's Base Salary earned in a Fiscal Year represented by his annual bonus earned in respect of that Fiscal Year from the Company or its affiliated companies for each of the five Fiscal Years most recently ended, after disregarding the highest and lowest of such percentages; if the Executive has been employed by the Company for three years or less, the Average Annual Bonus Percentage is the average of the percentages of the Executive's Base Salary earned in a Fiscal Year represented by his Annual Bonus earned in respect of that Fiscal Year from the Company or its affiliated companies for each of the three Fiscal Years most recently ended. If the Executive has been employed by the Company for less than one year, the Executive will be entitled to the Bonus, if any, to which he would otherwise be entitled irrespective of the terms of this Agreement.

                     (iii) Benefits. All pension, welfare and other employee benefits, fringe benefits and perquisites in amounts and on terms not less favorable than those to





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              which the Executive was entitled on the Effective Date, subject only to benefits reductions within the scope of Section 3(c)( i).


         3.   Termination of Employment.

              (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith and as set forth below that the Disability of the Executive has occurred or is continuing during the Employment Period, it may give to the Executive written notice of its intention to terminate the Executive's Employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total, and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be withhold unreasonably).


              (b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For the sole and exclusive purposes of this Agreement, "Cause" shall mean:

                     (i) The willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other





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              than any such failure resulting from incapacity due to physical or mental illness), after a written demand for such performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

                     (ii) The willful engaging by the Executive in (A) illegal conduct (other than minor traffic offenses), or (B) conduct which is in breach of the Executive's fiduciary duty to the Company and which is demonstrably injurious to the Company, its reputation or its business prospects.

         For purposes of this provision, no act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity to be heard before the Board), finding that, in the good-faith opinion of the



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              Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

                     (c) Good Reason. The Executive may voluntarily terminate his employment for Good Reason. For the sole and exclusive purposes of this Agreement, "Good Reason" shall mean:

                           (i) any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive and other than a failure to comply with
                     Section 2(b)(iii) solely by reason of a reduction in benefits that applies to all salaried employees who are exempt from the wage and hour provisions of the Fair Labor Standards Act;

                           (ii) the Company's requiring the Executive to be based at any office or location other than an provided in
                     Section 2(a)(i);

                           (iii) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

                           (iv) any failure by the Company to comply with and
                     satisfy Section 9(c).

                     (d) Notice of Termination. Any termination of employment hereunder shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(c). For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the




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              provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 90 days after the giving of such notice). Any failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a show of Good Reason or Cause shall not waive any right to the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                     (e) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date 90 days after the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, an the case may be.

              4.     Obligations of the Company Upon Termination.

                     (a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good
              Reason:

                           (i) The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:





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                                 (A)   To the extent not theretofore paid, the
                           Executive's current base salary; plus

                                 (B)   All previously deferred base salary,
                           bonuses and other compensation (together with any accrued interest thereon) not yet paid by the Company; plus

                                 (C) A bonus equal to the Base salary earned from the beginning of the Fiscal Year in which the termination occurred to the Date of Termination multiplied by the Average Annual Bonus Percentage defined in Section 2(b)(ii); plus

                                 (D)   The product of three (3) times Final
                           Compensation. "Final Compensation" is the sum of (x) the Base Salary defined in Section 2(b)(i), plus (y) the Average Annual Bonus Percentage defined in
                           Section 2(b)(ii) multiplied by such Base Salary; plus

                                 (E) Vacation pay equal to Final Compensation per day multiplied by the number of days of earned vacation not taken as of the Date of Termination.

                           (ii) The Company shall continue to provide to the Executive, or reimburse the Executive for the cost of, all medical, hospitalization, disability, [DENTAL, LIFE INSURANCE, CLUB MEMBERSHIP AND AUTOMOBILE BENEFITS], in amounts and on terms not less favorable than those to which the Executive was entitled on the Date of Termination, for three years after the Date of Termination, and shall pay or provide any other amounts or benefits required by law to be paid or provided to the Executive



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                     or which the Executive is entitled to receive under any
                     Agreement, program, policy, practice, contract or agreement of the Company or any of its affiliated companies.

                           (iii) If the aggregate amounts under (i) above are not paid to the Executive when due, interest thereon shall accrue and be paid to the Executive at the rate of the lesser of (A) 15% per annum, compounded monthly or (B) the maximum rate allowed by law.

                           (iv) As a condition of receiving payments and benefits under this Section 4(a), the Executive must provide the Company with a release, satisfactory to the Company in its sole discretion, of all claims, charges and causes of action the Executive may have arising out of or relating in any way to the Executive's employment by the Company and its affiliated companies and the termination of such employment, including, but not limited to, ADEA waivers.

                     (b) Termination in Other Cases. If the Executive's employment is terminated during the Employment Period by reason of the Executive's death or Disability, for Cause, or as a result of the Executive's termination thereof without Good Reason, this Agreement shall terminate with respect to the Executive without further obligations to the Executive or the Executive's legal representative under this Agreement.

              5. Non-exclusivity of Rights. Nothing shall herein limit or otherwise affect such rights as the Executive may have under any other contract or agreement with the Company or any of its affiliated companies or by law. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any other Agreement, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the



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         Date of Termination shall be payable in accordance with its terms, unless explicitly modified by this Agreement.

              6. No Obligation to Mitigate. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive. Except as otherwise provided in this Section 6, in no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment. Notwithstanding the foregoing, if the Executive obtains other employment, the Company's obligation to provide medical, hospitalization, disability, [DENTAL OR LIFE INSURANCE] benefits under Section 4(a)(ii) shall be reduced to the extent such benefits are provided to the Executive as a result of such other employment.

              7. Legal Expenses. The Company and its affiliated companies shall pay promptly upon submission of appropriate invoices, to the full extent permitted by law, all reasonable attorneys' fees and related expenses which the Executive reasonably deems necessary to incur in connection with any dispute with respect to the validity or enforceability of, or liability under, any provision of this Agreement (including without limitation any dispute as to the amount of any payment pursuant to this Agreement); provided, however, that if the Company is advised by independent counsel that it will probably prevail if the dispute is litigated on a motion for summary judgment, the Company may refrain from such payments so long as the Company actively pursues a decision on such motion, and it such motion is granted and becomes a final, non-appealable order, the Company shall have






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         no obligation under this Section 7 with respect to the Executive's attorneys' fees and related expenses in connection with such dispute. However, if such motion for summary judgment is denied and if such denial becomes a final, non-appealable order, the Company shall pay such attorneys' fees and related expenses, or, if the Executive has already paid such attorneys' fees and related expenses, the Company shall reimburse the Executive for such payment, together with interest, from the date of such payment to the date of reimbursement, at the rate of the lesser of (A) 15% per annum, compounded monthly or (B) the maximum rate allowed by law.

              8.     Provisions Relating to Taxation of Payments.

                     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) would be subject to the excise tax imposed by Section 4999 of the Code (or any other provision of the Code relating to excise taxes or "excess parachute payments") or any interest or penalty is imposed on the Executive with respect to such excise tax, the Executive shall not be entitled to receive any additional payment in any amount to compensate for such tax, interest or penalty.

                     (b) For purposes of this section, (i) "Payment" shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) "Present Value" shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (iii) "Reduced Amount," shall mean the largest aggregate amount of Payments which results in no tax being imposed upon the Executive under Section 4999 of the Code.



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                     (c)   Anything in this Agreement to the contrary
              notwithstanding, in the event a certified public accounting firm designated by the Company (the " Accounting Firm") shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a "Reduced Amount." If the Accounting Firm determines that there is a Reduced Amount, the Payments under this Agreement shall be reduced so that the aggregate Payments shall equal such Reduced Amount. Any reduction of Payments shall be made out of the lump sum otherwise payable under Section 4(a)(i).

                     (d) While it is the intention of the Company that the amount of Payments to the Executive shall result in the maximum aggregate amounts being paid to the Executive without the imposition of tax under Section 4999 of the Code, as a result of the uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed ("Overpayment") or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed ("Underpayment"), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company


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              to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 787 2(f )(2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

              9.     Successors.

                     (a) This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive's legal representative.

                     (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                     (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, sale of assets or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or



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              assets as aforesaid which assumes and agrees to perform this
              Agreement by operation of law, or otherwise.

              10.    Miscellaneous.

                     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                     (b) This Agreement may be amended, changed or ratified by the Company prior to the Effective Date in any manner by written notice to the Executive given in accordance with subparagraph (c) below; provided, however, that unless the first anniversary of the giving of such notice occurs prior to the Effective Date, no such amendment, change or modification adverse to the rights of the Executive hereunder shall become effective. This Agreement is intended to benefit and create a binding contractual relationship between the Executive and the Company, and to be enforceable by the Executive, with respect to the Executive, according to its terms.

                     (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                            If to the Executive:

                            At the current home address of the Executive identified in the personnel records of the Company.





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                           If to the Company:
                           Mr. Craig E. LaBarge
                           Chief Executive Officer and President
                           LaBarge, Inc.
                           9900A Clayton Road
                           St. Louis, MO 63124

         Notices and communications shall be effective at the time they are given in the foregoing manner.

              (d) The Company shall withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as may be required to be withheld pursuant to any applicable law or regulation.


              (e) The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

              (f) Except as may otherwise be provided under any other written agreement between the Executive and the Company the employment of the Executives by the Company is "at will" and, prior to the Effective Date, the Executive's employment may be terminated by either the Executive or the Company, in which case the Executive shall have no further rights under this Agreement.






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         IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

                                    LABARGE, INC.


                                    By: /s/ Craig E. LaBarge
                                        ---------------------------------------
                                        Craig E. LaBarge
                                        Chief Executive Officer and President



                                        /s/ Donald H. Nonnenkamp
                                        ---------------------------------------
                                        DONALD H. NONNENKAMP





















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